Exhibit 23.3

Beijing Dacheng Law Offices, LLP (Shanghai)

Consent Letter

9 August 2025, Beijing Time

To:	Hongli Group Inc.

No. 777, Daiyi Road,

Changle County, Weifang City,

Shandong Province, China, 262400

Dear Sir/Madam,

We hereby consent to the references to our firm’s name in the registration statement on Form F-3 filed by Hongli Group Inc. with the U.S. Securities and Exchange Commission (the “SEC”) (the “Registration Statement”) and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,